EXHIBIT 10.1

Scientific Learning Corporation
2013 Management Incentive Plan

Plan Name: Scientific Learning (the “Company”) FY 2013 Management Incentive Plan (“the Plan”)

Purpose:  To provide significant cash awards to participants for the achievement and over-achievement of Scientific Learning’s collective financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants: All executives, vice presidents, senior directors, directors, senior managers and selected manager-level employees, except that sales executives, who are included in sales-based incentive compensation plans, are excluded from this Plan.  The estimated number of participants in 2013 is approximately 28.

At 100% attainment of all goals this plan would payout approximately $1,032,785.

Target Incentive Awards: Intended to deliver market average incentive compensation at 100% achievement of goals.  Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Maximum Award (Max % of Base Salary Awarded on Overachievement)
CEO	55%	110%
VP, Marketing, Inside Sales and Support	50%	100%
CFO	45%	90%
Senior VPs, Chief Ed Officer	35%	70%
Other VPs	30%	60%
Senior Directors	25%	50%
Directors	20%	40%
Senior Managers	15%	30%
Managers	10%	20%

Goals : All participants in the Plan will have shared Company financial goals and individual goals closely related to the individual’s own area of responsibility.

Weighting of Shared Goals and Individual Performance

Goal	% of Target Award Allocated to Goal
Shared company financial goals	70%
Individual performance	30%

Shared Company Financial Goals

Shared Company financial goals for the 2013 Plan are $xxx in bookings and $xxx in cash flow. The entry, target and maximum levels for those goals are as follows:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level
Bookings	$xxx million	$ xxx million	$ xxx million
Cash Flow	$ xxx million	$ xxx million	$ xxx million

Individual Goals

Individual goal performance under the 2013 Plan is based on both the following:
•	Achievement of agreed-upon individual goals closely related to the individual’s area of responsibility. These goals will be agreed in writing between the participant and his/her manager.
•	Contribution to adding value for shareholders, customers and employees.
•	Hurdle level for individual goals is 80%. Maximum overachievement level is 200%.

Customization and Final Calculation
Weighting and definition of goals may be customized for specific positions. The amount of bonus for shared company financial goals will be calculated after the 2013 audited financial results are available.  The final calculation of the bonus, including any rounding, will be in the sole and absolute discretion of the Company’s CFO, with approval by the CEO.

With the approval of the Compensation Committee of the Board of Directors, the CEO may adjust the calculated amount of the individual goal achievement bonus for Leadership Team members and Officers (other than the CEO) to reflect the relative difficulty or strategic importance of that executive’s goals compared to the goals of other Leadership Team members and Officers. The Compensation Committee may adjust the calculated amount of the individual goal achievement bonus for individual performance for the CEO for the same reasons.

Definitions:

•	Base Salary: Participant’s base salary as of 12/31/13.
•	Bookings: determined in accordance with booked sales definition in SLC’s SEC filings
•	Cash Flow: determined as Cash Flow from Operations less capitalized internal development costs in accordance with SLC’s audited financial statements for 2013.

Note: For managers and director-level employees, the CEO has discretion to allocate the bonus opportunity differently among the various goals to reflect the priorities and responsibilities of that particular person.

Hurdles and Scaling

The bonus payout starts for each goal when the specified hurdle level for that goal is achieved.   At the hurdle level, 50% of that goal’s portion of the target award is earned.  At 100% of the goal, 100% of that goal’s target award is earned.   Between the hurdle level and 100% achievement of the goal, the portion of the award earned is scaled ratably.

Overachievement

•	Participants in the Plan can double their bonus through overachievement.
•	The overachievement potential is divided among the goals in the same percentage as the bonus for achievement.
•	The maximum overachievement award is paid at the maximum overachievement levels specified above.
•	Between 100% achievement and the maximum bonus overachievement level, each goal’s portion of the award is scaled ratably.

General Provisions:

1.
The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.  Notwithstanding anything to the contrary contained in the Plan, although the Plan establishes various objectives, it is nevertheless completely discretionary and creates no obligations on the part of the Company to make any payout of an award (even if all objectives are met or exceeded) until such time as the Compensation Committee affirmatively determines to make an award and a Participant is notified that an award is to be made to such Participant.  Conversely, the Compensation Committee also has discretion to pay awards to reflect achievement even if specific goals are not met.   Additionally, this document shall be subject to modification in such manner and to such extent as the Compensation Committee of the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation.

2.
Death or Disability.  If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee.  For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2013, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.

4.
Participants hired or promoted into a MIP eligible position prior to October 1, 2013 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).

5.
Except as provided in paragraph 2 above, a Participant is required to remain an employee of Scientific Learning until July 1, 2014 in order to receive payment of an award under this Plan.   Until that time, any award remains subject to forfeiture.

6.	Awards will be paid in the third quarter of 2014.

% of Base Salary Available as MIP Award at Specified Levels of Achievement of Goals

	% of Base Salary Available as Bonus
	Shared Financial Goals			Individual Goals			Total
	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over
CEO	19.25%	38.5%	77%	8.25%	16.5%	33%	27.5%	280	110%
VP, Marketing, Inside Sales and Support	17.5%	35%	70%	7.5%	15%	30%	25%	50%	100%
CFO	14%	31.5%	62.5%	6%	12%	24%	22.5%	45%	90%
Senior VPs, Chief Ed Officer	12.25%	24.5%	29%	5.25%	10.50%	21%	17.5%	35%	70%
Other VPs	10.5%	21%	42%	4.5%	9%	18%	15%	30%	60%
Sr Directors*	8.75%	17.5%	35%	3.75%	7.5%	15%	12.5%	25%	50%
Directors*	7%	14%	28%	3%	6%	12%	10%	20%	40%
Sr Managers*	5.25%	10.5%	21%	2.25%	4.5%	9%	7.5%	15%	30%
Managers*	3.5%	7%	14%	1.5%	3%	6%	5%	10%	20%

* Subject to adjustment by the CEO, as described above.